GENERAL RELEASE AND TERMINATION AGREEMENT

This General Release and Termination Agreement (the “Agreement”) is made by and between Loral Space & Communications Inc. (“Loral” or the “Company”) and Dean A. Olmstead (“Consultant”). This Agreement is made in light of the following facts:

A. Consultant and the Company entered a one-year Consulting Agreement dated June 7, 2006, which was extended for one year by letter dated April 23, 2007 (the “Consulting Agreement”). The Company and Consultant have agreed to terminate the Consulting Agreement effective October 31, 2007.

B. Consultant and the Company hereby seek to obtain a full and final resolution of all claims and potential claims, known and unknown, related to Consultant’s prior consulting services for the Company and the termination of the Consulting Agreement.

In consideration of the terms and conditions contained herein, the parties agree as follows:

1. The Consulting Agreement between the Company and Consultant terminated effective October 31, 2007. Consultant will be paid all consulting fees due and accruing through the termination date and will be reimbursed for all business expenses actually incurred in the performance of the Consulting Agreement. In connection with termination of the Consulting Agreement, the Company will provide Consultant with the following:

(a) Consultant will be entitled to receive a termination fee of $285,000, payable in a lump sum as soon as practicable following the date on which Consultant signs this Agreement, but in no event later than March 15, 2008. This lump sum payment is not subject to mitigation. This lump sum payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) that is required to be paid on or before the 15th day of the third month following Consultant’s taxable year in which the right to such payment is no longer subject to a substantial risk of forfeiture and as such shall qualify as a “short-term deferral” under Treasury Regulation Section 1.409A-1(b)(4) and exempt from Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”).

(b) When the Management Incentive Bonus (“MIB”) determinations are made for fiscal year 2007 (which determinations are in the sole discretion of the Company), if MIB payments are awarded to senior executive corporate office employees, Consultant will be eligible in the sole discretion of the Compensation Committee of the Board of Directors to receive a bonus in accordance with the terms of the Consulting Agreement; provided, however, that any such MIB payment shall be paid to Consultant in a lump sum on or before March 15, 2008. Such lump sum MIB payment shall be a separately identified amount under Treasury Regulation Section 1.409A-2(b)(2) and as such shall qualify as a short term deferral under Treasury Regulation Section 1.409A-1(b)(4).

(c) Pursuant to a Non-Qualified Stock Option Agreement dated June 19, 2006 (the “Option Agreement”) under the Amended and Restated Loral Space & Communications Inc. 2005 Stock Incentive Plan (the “Option Plan”), Consultant has been granted options to purchase 120,000 shares of Loral common stock at an exercise price of $27.135 (the “Options”). 100,000 of these Options (referred to in the Option Agreement as “Performance Based Options”) have vested and have been exercised. With respect to the remaining 20,000 Options (referred to in the Option Agreement as “Base-Grant Options”), one-half of these Base-Grant Options (i.e. 10,000 options) are fully vested and shall remain exercisable until January 31, 2008, in accordance with and subject to all terms and conditions of the Option Agreement and the Option Plan, all of which remain in full force and effect. Consultant shall have no right or entitlement to the remaining Base-Grant Options (i.e. 10,000 options) which shall be cancelled and of no further force or effect.

(d) All payments and benefits under this paragraph 1 are subject to and contingent upon Consultant’s continued compliance with the terms of this Agreement, including, without limitation, paragraphs 2, 3 and 4 below. If Consultant violates any of the terms of this Agreement, the Company is entitled to immediately terminate all payments under this Agreement and to recover all previously made payments under this Agreement, in addition to any and all other remedies available to it.

2. Consultant hereby waives and releases any and all claims and potential claims, known and unknown, he has against the Company, parent companies, related corporations, subsidiaries, affiliates and their officers, directors, employees or agents, relating to or arising out of, his performance of consulting services for the Company and the termination of his Consulting Agreement, including, without limitation, claims as to tax consequences to Employee of any payments hereunder. This waiver and release applies to all claims relating to Consultant’s consulting services for the Company, including, but not limited to, breach of contract, breach of the covenant of good faith and fair dealing, tort and statutory claims, including, but not limited to, claims arising under the New York State Executive Law or the New York City Civil Rights Law, claims arising under Title VII of the Civil Rights Act, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967, the Older Workers Benefit Protection Act of 1990 and the Fair Labor Standards Act. In addition, Consultant waives any right to initiate or otherwise voluntarily participate in any shareholders’ derivative action with respect to the Company and its majority-owned subsidiaries by reason of any act or omission that occurred prior to October 31, 2008, including without limitation, being named plaintiff in or causing to be filed on Consultant’s behalf or as a class action any such derivative action; provided, however, Consultant may file a claim and receive a share of any proceeds as a member of a class in any shareholders’ derivative class action initiated by any other person. This waiver and release does not apply to any claims not covered herein that arise after October 31, 2008; nor does this waiver and release limit Consultant’s ability to enforce the terms of this Agreement or his rights to indemnification under his Indemnification Agreement with the Company dated November 21, 2005.

3. Paragraph 5 of the Consulting Agreement (relating to confidentiality and solicitation) is incorporated into this Agreement as though fully set forth herein. Employee agrees to refrain from making any disparaging, negative or uncomplimentary statements regarding the Company, any related companies and/or any officers of the Company or related companies. For the avoidance of doubt, nothing herein shall prohibit or restrict Consultant from making truthful statements regarding the Company’s subsidiary, Space Systems/Loral, Inc. (“SS/L”), in connection with the procurement of satellites in the ordinary course of business by any SS/L customer or potential customer for whom Consultant may work in the future. The Company agrees to refrain from making any disparaging, negative or uncomplimentary statements regarding Consultant.

4. Consultant acknowledges and agrees that the Company may disclose this Agreement and its terms and conditions in its public disclosures. Consultant shall not disclose the nature or terms of this Agreement or the negotiations that led to this Agreement to any person or entity, other than Consultant’s spouse, tax advisors and legal counsel, without the written consent of the Company, unless required to do so by law, provided, however, that this restriction shall not apply after and to the extent of the Company’s public disclosures.

5. This Agreement is the total Agreement of the parties relating to the termination of the Consulting Agreement with the Company and the Consultant’s Options and replaces any prior negotiations or agreements between the parties, whether oral or written, including the Consulting Agreement, the Option Agreement and the Option Plan. If any term, condition or section of this Agreement, except for paragraph 2, is determined to be invalid or unenforceable, such invalidity and unenforceability shall not affect the remaining terms, conditions or section hereof, which shall continue in full force and effect.

6. This Agreement shall be governed and construed in accordance with the laws of the State of New York, regardless of the laws that might otherwise govern under applicable principles of conflicts of law. Consultant hereby irrevocably submits himself to the exclusive jurisdiction of the courts of the State of New York and any federal courts located therein, for the purpose of any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter hereof, and hereby waives, and agrees not to assert, by way of motion, as a defense, or otherwise, in any such suit, action or proceeding, any claim that he is not personally subject to the jurisdiction of the above-named courts for any reason whatsoever, that such suit, action or proceeding is brought in an inconvenient forum or that the venue of such suit, action or proceeding is improper. In addition, Consultant hereby irrevocably waives and agrees not to assert any right to trial by jury with regard to any suit, action or other proceeding arising out of, or relating to, this Agreement or the subject matter of this Agreement.

7. Consultant acknowledges that he has had an opportunity to discuss this Agreement with counsel or other advisors and that he understands this Agreement and signs it voluntarily.

Dated: January 10, 2008	/s/ Michael B. Targoff Michael B. Targoff Chief Executive Officer

Loral Space & Communications Inc.

Dated: January 10, 2008	/s/ Dean A. Olmstead Dean A. Olmstead